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                                                                    EXHIBIT 23.1


[LETTERHEAD OF KPMG Peat Marwick LLP]


                        CONSENT OF INDEPENDENT AUDITORS


We consent to incorporation by reference in the registration statement on Form S-8 of Coast Savings Financial Inc. of our report dated January 23, 1996, relating to the consolidated statement of financial condition of Coast Savings Financial Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of Coast Savings Financial Inc.


                                  /s/ KPMG Peat Marwick LLP



Los Angeles, California
June 19, 1996